Exhibit 8.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective as of this 1st day of June, 2019 by and among Bitgo Trust Company, Inc., a trust company organized and chartered in South Dakota (the “Escrow Agent”), and Blockstack Token LLC a Delaware limited liability company with principal offices located at 111 Town Square Pl Ste 1203, Jersey City, NJ 07310 (the “Company”). All capitalized terms not herein defined shall have the meaning ascribed to them in that certain Offering Statement, dated              , including all attachments, schedules and exhibits thereto (the “Offering Statement”).

WHEREAS, pursuant to the terms of the Offering Statement the Company proposes to offer for sale (the “Offering”) up to $40,000,000 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation A thereunder.

WHEREAS, up to $28,000,000 of the Offering will be offered for payment in U.S. Dollars, Bitcoin or Ether (the “Cash Offering”).

WHEREAS, the closing of the Cash Offering shall occur within 120 days following the commencement of the Cash Offering or such earlier or later date as may be specified in a written notice, in the form of Exhibit B hereto, and signed by the Company (the “Termination Date”).

WHEREAS, subscribers in the Offering (“Subscribers”) will be required to submit full payment for their respective investments (“Subscription Funds”) at the time they enter into subscription agreements.

WHEREAS, the Company desires to establish an escrow account with the Escrow Agent into which the Company shall instruct Subscribers to deposit digital currencies for the payment of money made payable to the order of BitGo Trust Company, Inc. as Escrow Agent for the Cash Offering (the “Escrow Account”), and Escrow Agent is willing to accept said digital currencies for the payment of money in accordance with the terms hereinafter set forth.

WHEREAS, the Company, as issuer, represents and warrants to the Escrow Agent that it will comply with all of its obligations under applicable state and federal securities laws and regulations with respect to the sale of Stacks tokens (“Stacks”) pursuant to the Offering.

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account established by this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.                                        Terms and Conditions

1.1                               Appointment of and Acceptance by Escrow Agent. The Company hereby appoints the Escrow Agent to serve as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to perform its duties as provided herein.

1.2                               Deposits into Escrow. The Company shall instruct Subscribers to deliver to Escrow Agent digital currencies to the wallet addresses as provided by Escrow Agent. The digital currencies shall be deposited into a wallet controlled by the Escrow Agent (the “Escrow Account”). The collected funds deposited into the Escrow Account are referred to as the “Escrow Funds.”

1.1                               Returned Checks. The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Subscriber and advise the Company promptly thereof.

1.2                               Disbursements of the Escrow Funds. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a)                                 To the Company’s wallet address set forth on Exhibit A upon the Cash Offering Closing, as defined in the Offering Statement, or following the Escrow Agent’s receipt of written notice, in the form of Exhibit B hereto, and signed by the Company, stating that the Termination Date has been extended to a date not later than [ ] days following the commencement of the Offering (the “Extension Notice”), and the Termination Date shall be so extended (such date, the “Final Termination Date”). The Escrow Funds to be delivered to the wallet address set forth on Exhibit A, no later than the Final Termination date.

(b)                                 Additional Closing. Following the Cash Offering Closing, if any, if the Company delivers a written notification, in the form of Exhibit D hereto, to the Escrow Agent signed by an authorized representative (a list of whom are provided in Exhibit A-1) (an “Additional Closing Written Direction”) notify the Escrow Agent that the Company intends to hold an Additional Closing then Escrow Agent shall promptly (but in any event no later than two (2) Business Days following such notice or Minimum Offering Written Direction) pay the Escrow Funds to the Company as set forth in such Additional Closing Written Direction.

(c)                                  Rejection of Any Subscription or Termination of the Offering. If (i) the Company delivers a written notice in a form reasonably satisfactory to the Escrow Agent stating that the Company intends to reject a Subscriber’s subscription or the Subscriber has revoked its subscription (in accordance with the terms of its subscription agreement) or (ii) the Company delivers a written notice in a form reasonably satisfactory to the Escrow Agent stating that the Offering has been terminated without a Cash Offering Closing, signed by an authorized representative of each of the Company (a list of whom are provided in Exhibit A-1) (a “Termination Notice”), then the Escrow Agent shall promptly (but in any event no later than two (2) Business Days following such notice) return the funds paid by each such Subscriber to said Subscriber without interest or offset.

(d)                                 Expiration of the Offering. If the Escrow Agent shall not have received an Extension Notice or Termination Notice on or prior to the Termination Date or Final Termination Date, as applicable, then the Escrow Agent shall promptly (but in any event no later than two (2) Business Days following the Termination Date) return the Escrow Funds to the Subscribers without interest or offset.

(e)                                  Free and Clear of Claims. The Escrow Funds returned to each Subscriber shall be free and clear of any and all claims of the Escrow Agent.

II.                                   Provisions as to the Escrow Agent

1.3                               Limited Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Escrow Agreement. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to determine, make inquiry into or consider, any term or provision of any agreement between the Company, Subscriber and/or any other third party or as to which the escrow relationship created by this Escrow Agreement relates, including without limitation the Offering Statement or any other documents referenced in this Escrow Agreement.

1.4                               Limitations on Liability of Escrow Agent.

(a)                                 In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct, bad faith, gross negligence, breach of this Escrow Agreement, or noncompliance with applicable law. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action in which such damages are sought; and Escrow Agent shall be liable only for actual, direct damages that are solely attributable to the Escrow Agent’s willful misconduct or gross negligence.

(b)                                 Except in cases of the Escrow Agent’s willful misconduct, bad faith, gross negligence, breach of this Escrow Agreement, or noncompliance with applicable law, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith provided by the Company with respect to such party’s information and believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Escrow Agreement or the Escrow Agent’s duties has been duly authorized to do so and (iii) in acting or failing to act if such act or failure to act was completed or omitted in good faith in accordance with the terms of this Escrow Agreement on the advice of outside counsel retained by the Escrow Agent.

(c)                                  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall be entitled to rely upon all wallet information provided to the Escrow Agent by the applicable authorized representative of the Company set forth on Exhibit A-1. The Escrow Agent shall have no duty to verify or otherwise confirm any written transfer instructions except as set forth in Section 2.3 below, but it may do so in its discretion on any occasion without incurring any liability to any party for failing to do so on any other occasion. The Escrow Agent shall process all transfers based on wallet address information rather than the names of the intended recipient of the funds, even if such addresses pertain to a recipient other than the recipient identified in the transfer instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the wallet information. In connection with any payments that the Escrow Agent is instructed to make, the Escrow Agent shall not be liable for the acts or omissions of (i) the Company or other person providing such instructions, including without limitation errors as to the amount, or wallet address; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent. Any transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary transfer procedures in effect from time to time.

(d)                                 No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

1.5                               Security Procedure for Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by telephone call-back to a person specified on Exhibit A-1 at the telephone number specified for such authorized person on Exhibit A-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated on Exhibit A-1. Once delivered to the Escrow Agent, Exhibit A-1 may be revised or rescinded only by a writing signed by an authorized representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or a rescission of an existing Exhibit A-1 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the applicable authorized representative of the Company under this Escrow Agreement. The Company understands that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the above security procedure may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

1.6                               Depository Role. The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

1.7                               No Duty to Notify. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

1.8                               Other Relationships. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and its affiliates, and any of their respective directors, officers or employees may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent or its affiliates from acting in any other capacity for any such party.

1.9                               Disputes.

(a)                                 Reserved.

(b)                                 In the event of any disagreement or doubt between the Company and any third party resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, the Escrow Agent shall have the right at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds, equity and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, the Company agrees that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

1.10                        Indemnification. The Company agrees to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Escrow Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Escrow Agent Losses”) which any such Escrow Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Escrow Indemnified Party shall be entitled to indemnity with respect to Escrow Agent Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Escrow Indemnified Party’s gross negligence, bad faith, willful misconduct, breach of this Escrow Agreement, or noncompliance with applicable law. The Company agrees that the Company shall be responsible for such indemnification obligations. The Escrow Agent agrees to defend, indemnify and hold harmless the Company and each of the Company’s officers, directors, agents and employees (the “Company Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Company Losses”) which any such Company Indemnified Party may incur and which arise directly or indirectly from an Escrow Indemnified Party’s gross negligence, bad faith, willful misconduct, breach of this Escrow Agreement, or noncompliance with applicable law. The Escrow Agent agrees that the Escrow Agent shall be responsible for such indemnification obligations. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

1.11.                     Mergers, Consolidations, Etc. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case without the execution or filing of any instrument or paper or the performance of any further act (other than due notice to the Company).

1.12.                     Resignation; Removal.

(a)                                 The Escrow Agent may resign and be discharged from its duties and obligations at any time under this Escrow Agreement by providing written notice to the Company. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished; provided, however, that such resignation shall not be effective until a sucessor escrow agent is appointed in accordance with this Section 1.12 accepts such appointment in accordance with Section 1.12(c) below and the Escrow Funds have been delivered to an account or accounts designated by the successor escrow agent in a manner reasonably acceptable to the successor escrow agent and the Company, or until another disposition of the subject matter has been agreed upon by the parties. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. The Company shall promptly appoint a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall a Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective as specified in the notice of resignation, the Escrow Agent shall be entitled to the Escrow Agent may, upon ten (10) Business Days’ notice to the Company, appoint a successor, provided that such successor accepts such appointment and delivery of the Escrow Funds in accordance with this Section 1.12(a) and Section 1.12(c) below and is reasonably acceptable to the Issuer. Notwithstanding the foregoing, Escrow Agent shall at all times have a duty to keep the subject matter whole.

(b)                                 The Company shall have the right to terminate the appointment of the Escrow Agent upon thirty (30) days’ written notice to the Escrow Agent specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a joint written notice designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such termination is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.

(c)                                  The successor escrow agent appointed by the Company shall execute, acknowledge and deliver to the Escrow Agent and the other parties an instrument in writing accepting its appointment hereunder, and thereafter, the Escrow Agent shall deliver all of the then-remaining balance of the Escrow Funds, less any fees and expenses then incurred by and unpaid to the Escrow Agent, to such successor escrow agent in accordance with the joint written notice of the Company and upon receipt of the Escrow Funds, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

1.13.                     Compensation of the Escrow Agent. The parties agree that upon the execution of this Escrow Agreement, the Company will pay the Escrow Agent such amounts as stated in the fee schedule attached hereto as Schedule B.

III.                              Tax Matters

3.1.                            Tax Matters.

(a)                                 On or before the execution and delivery of this Escrow Agreement, the Company shall provide to the Escrow Agent a completed IRS Form W-9 or Form W-8 (or, in each case, any successor form), as applicable, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Internal Revenue Code of 1986, as amended (the “Code”) and applicable state and local income tax law. To the extent any such forms to be delivered under this Section 3.4(a) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Funds or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment. The Escrow Agent shall have the sole right to make the determination as to which payments hereunder are “reportable payments” or “withholdable payments” under the Code.

(b)                                 The Company agrees that, subject to the terms and conditions of this Escrow Agreement, the owner of the funds held in the Escrow Account is the Company for all tax purposes and the Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of the Company for purposes of the Code and applicable state and local income tax law. The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Funds in accordance with the IRS Form W-9 or W-8 provided to the Escrow Agent by the Company. The Company shall report all interest or other income, if any, that is earned on the Escrow Funds as income of the Company in the taxable year or years in which such income is properly includable in the Company’s gross income and shall pay any and all taxes attributable thereto.

(c)                                  The Escrow Agent shall timely furnish (if applicable) to the Company, the IRS, and any other taxing authority, an IRS Form 1099 (and any other applicable form) showing the income earned from the Escrow Account for each tax year. Notwithstanding anything to the contrary herein provided, except for the delivery of IRS Form 1099, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return (including, without limitation IRS Forms 1099-B) with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon other than such information reports as the Escrow Agent is required to prepare and file as required by applicable law. The Escrow Agent shall have no responsibility to report any payments from the Escrow Fund other than the interest earned on the Escrow Fund as set forth in this Section 3.1.

(d)                                 The Company shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds and equity held under this Escrow Agreement or any earnings or interest thereon, unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence, bad faith, willful misconduct, breach of this Escrow Agreement, or noncompliance with applicable law of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement. The indemnification provided in this section is in addition to the indemnification provided in Section 2.8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

IV.                               Miscellaneous

4.1.                            Disbursements. The Escrow Agent shall make no disbursement, investment or other use of funds permitted under this Escrow Agreement until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2.                            Reserved.

4.3.                            Accounting. The Escrow Agent shall provide monthly reports of transactions and holdings to the Company as of the end of each month, at the address provided by the Company in Section 4.4 below.

4.4.                            Notices. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to any individual party, (ii) when delivered by electronic mail to the e-mail address given below, provided that written confirmation of receipt is obtained promptly from the recipient after completion of the electronic mail transmission or (iii) on the first (1st) Business Day after the date of deposit with an overnight courier with a reputable national overnight delivery service for next day delivery, postage paid, or on the third (3rd) Business Day after deposit in the U.S. mail, certified or registered, return receipt requested, postage prepaid, addressed in all cases to the party at her, his or its respective address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to the Escrow Agent:

Bitgo Trust Company, Inc.

Attn: Richard Corcoran, CEO

6216 Pinnacle Place, Suite #101

Sioux Falls, South Dakota 57108

Email: trustoperations@bitgo.com

Phone:

If to the Company:

Blockstack Token LLC

Attn: Legal Department

101 W 23rd Street, #224

New York, NY 10011

Email: Legal@blockstack.com

with a copy (which shall not constitute notice) to

Blockstack Token LLC

111 Town Square Pl Ste 1203

Jersey City, NJ 07310

Either party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party. In all cases, the Escrow Agent shall be entitled to rely on a copy or electronic transmission of any document with the same legal effect as if it were the original of such document.

4.5.                            Governing Law. This Escrow Agreement shall be governed by and construed according to the laws of the State of South Dakota, without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the state of South Dakota and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Escrow Agreement.

4.6.                            Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.7.                            Assignment; Binding Effect. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Notwithstanding the foregoing, any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow agent business of the Escrow Agent may be transferred, shall be the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case without the execution or filing of any instrument or paper or the performance of any further act (other than due notice to the applicable party).

4.8.                            Amendment and Waiver. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

4.9.                            Severability. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.10.                     Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the parties shall execute and deliver any and all such agreements or other documents and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

4.11.                     No Third Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. Additionally, any permitted assignee must also satisfy the Escrow Agent’s requirements set forth in Section 2.9.

4.12.                     Force Majeure. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, interruption or malfunctions of communications or power supplies, labor difficulties, actions of public authorities or other similar causes reasonably beyond its control.

4.13.                     Termination. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent in accordance with this Escrow Agreement of all funds, equity and property held under this Escrow Agreement or upon the earlier Joint Written Direction.

4.14.                     Titles and Headings. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.15.                     Counterparts; Facsimile Execution. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Escrow Agreement and agreements, certificates, instruments and documents entered into in connection herewith by facsimile or other electronic transmission (including Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Escrow Agreement or such agreements, certificates, instruments and documents.

4.16.                     Entire Agreement. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the Company in connection with the subject matter of this Escrow Agreement.

4.17.                     Procedures for Opening a New Account. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: in accordance with Section 326 of the USA Patriot Act, to help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent must obtain each party’s name, address, date of birth (as applicable), taxpayer or other government identification number or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license, passport or other identifying documents. For parties that are business or other legal entities, the Escrow Agent may require such documents as it deems necessary to confirm the legal existence of the entity. The parties to this Agreement agree to provide all such information as Escrow Agent may reasonably request in order to satisfy the requirements of the USA Patriot Act or any other regulatory requirements, and any policy or procedure implemented by the Escrow Agent to comply therewith. Further, the Company hereby agrees to obtain using a third-party provider such information from all Subscribers and represents that (i) such provider has adopted procedures, (the “ AML/KYC Program”) designed to elicit and verify information from all third parties to substantiate the representations, warranties agreements contained in the Agreement as well as Company’s compliance with all applicable laws and governmental rules and regulations; (ii) it will provide copies of such AML/KYC Program policies and procedures to Escrow Agent, and any amendments; (iii) it is in compliance with its AML/KYC Program in all material respects; (iv) that all information that has been or will in the future be provided Escrow Agent regarding Company’s AML/KYC Program is accurate and complete in all material respects; (v) it has not omitted any information regarding its or its third-party provider’s AML/KYC Program necessary to prevent any information provided to Escrow Agent from being misleading; (vi) it will maintain all records of its compliance and customer identification program reviews and related customer personally identifiable information in accordance with all applicable privacy laws; (vii) it will provide to Escrow Agent copies, or make readily accessible during normal business hours, any or all records of its AML/KYC Program reviews at the request of Escrow Agent; and (viii) it will provide Escrow Agent notice of any third party requiring enhanced due diligence in accordance with guidelines under its AML/KYC Program. Company shall have conducted and satisfied any and all due diligence procedures required by Applicable Law with respect to such Subscribers prior to placing with Escrow Agent any Digital Assets or Fiat Custody associated with such Subscribers.

4.18.                     Compliance with Laws. The Company hereby represents that (i) it is not a person that is the target of any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“Sanctioned Person”); (ii) it is not directly or indirectly controlled by, or acting hereunder for or on behalf of, any Sanctioned Person; and (iii) none of the funds used to make any payments contemplated under this Agreement are derived from any illegal activity. The Escrow Agent hereby represents and agrees that it will perform its obligations and all activities under this Escrow Agreement in compliance with applicable law. Without limiting the generality of the previous sentence, the Escrow Agent represents and agrees that it is not registered, and is not required to register, as a broker-dealer under federal or state law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

BITGO TRUST COMPANY, INC., as the Escrow Agent

By:	/s/Dick Corcoran
Name:	Dick Corcoran
Title:	CEO

BLOCKSTACK TOKEN LLC

By:	/s/Jesse Soslow
Name	Jesse Soslow
Title:	Head of Legal & Finance

By:
Name:
Title:

SCHEDULE A

Escrow Agent

Wallet Instructions

Bitgo Trust Company, Inc. Wallet Instructions:

SCHEDULE B

Escrow Agent Fee

On-boarding Fee(1):	$5,000

Assets Under Custody Fee (“AUC Fee”)(2):

Range of Assets Under Custody ($ USD)	Basis Points (BPS)
All	4

Transaction Fee(s) (“Tx Fee”)(3):

Range of Transaction Volume ($ USD)	BPS
All	6

(1)  Prepaid-Fee Wallet(s): Client understands that for certain digital assets (e.g., Ethereum, Ripple, Stellar), Client may be required to create a “Prepaid-Fee Wallet”, which will be used to cover expenses of creating such wallet and the blockchain fees associated with the digital asset. Each Prepaid-Fee Wallet shall be a Custodial Wallet, which allows funds to be withdrawn when fees are due. If a Prepaid-Fee Wallet is not adequately funded, it may result in the inability to create wallets or complete transactions.

(2)  AUC Fees are assessed at the end of each calendar month based on the USD volume of average holdings (per asset type) and are billed monthly. Please consult https://www.bitgo.com/pricefeeds for current information on how USD values are computed.

(3)  Tx Fees are calculated on outgoing transactions only.

Payment Information(4)

(Except as outlined above under “Prepaid-Fee Wallet(s)”, the following payment terms will apply):

BILLING CYCLE:	MONTHLY

MONTHLY TERMS:	NET 30 DAYS END OF MONTH

PAYMENT TERMS:	MONTHLY, UPON CUSTODIAN PROVIDING CLIENT WITH ITS CALCULATION OF AMOUNTS DUE BY EMAIL, OTHER WRITING, OR VIA CUSTODIAN’S SERVICES.

PAYMENT METHODS:	PAYMENT INSTRUCTIONS ARE PROVIDED ON MONTHLY INVOICES.

By initialing below I acknowledge, as an authorized representative of Client, that I have read, understand and agree to the terms, amounts, and payment details described on this Fee Schedule:

Initials:

(4)  Prices and fees do not include any taxes that may apply. All taxes are the responsibility of Client.

SCHEDULE C

Investment Direction

☐                                                            As of the date of this Escrow Agreement, the Parties authorize and direct the Escrow Agent to invest the [Escrow Fund], pursuant to this Escrow Agreement, into a Bitgo Money Market Deposit Account (“MMDA”).

☒                                                          As of the date of this Escrow Agreement, the Parties authorize and direct the Escrow Agent to hold un-invested the Escrow Fund pursuant to this Escrow Agreement, into a Bitgo Money Non Interest Bearing Deposit Account.

The MMDA is an interest bearing account and is insured by the Federal Deposit Insurance Corporation, to the standard maximum deposit insurance amount, (including principal and interest), for all deposits held in the same ownership capacity with the Escrow Agent. The MMDA has monthly withdrawal/disbursement restrictions of a maximum of six (6) per month and in the event the maximum is reached in any one calendar month, the funds will be moved to a Bitgo non-interest bearing deposit option until the beginning of the following month. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy.

EXHIBIT A

Company’s Wallet Address

EXHIBIT A-1

Certificate of Incumbency
(List of Authorized Representatives of the Company)

Client Name:

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity and is authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the above referenced entity, and that the title, signature and contact number appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Jesse Soslow	Head of Legal & Finance	/s/Jesse Soslow
Muneeb Ali	Chief Executive Officer	/s/Muneeb Ali

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:	/s/Jesse Soslow
Its:	Authorized Officer

EXHIBIT B

EXTENSION NOTICE

Date:

[Escrow Agent]

[address ]

Attention: [name & title of Group Director]

Dear                          :

In accordance with the terms of Section 1.4(a) of an Escrow Agreement dated as of (the “Escrow Agreement”), by and among (the “Company”) and Bitgo Trust Company, Inc., a trust company organized and chartered in South Dakota, the Company hereby notifies the Escrow Agent that the Termination Date has been extended to                       .

Very truly yours,

By:
Name:
Title:

EXHIBIT D

ADDITIONAL CLOSING WRITTEN DIRECTION

[INSERT DATE]

Pursuant to that certain Escrow Agreement dated as of              between              (the “Company”) and Bitgo Trust Company, Inc., a trust company organized and chartered in South Dakota (the “Escrow Agent”), the Company hereby notifies the Escrow Agent that the Company intends to hold an Additional Closing and hereby instruct the Escrow Agent to release funds from the Escrow Fund to the Company’s wallet address set forth below:

IN WITNESS WHEREOF, I have caused this Direction to be executed as of the date first above written.

By:
Name:
Title: